EXHIBIT 99.1

David Polonitza

23 Retford Ave.

Cranford, NJ 07016

Sept 1, 2010

VIA FEDERAL EXPRESS AND FACSIMILE

Board of Directors of ITEX Corporation

3326 160th Avenue SE

Suite 100

Bellevue, WA 98008

Attention: Corporate Secretary

Re:  PROPOSAL OF NOMINATION OF CANDIDATES FOR ELECTION AS DIRECTORS AT THE 2010 ANNUAL MEETING OF STOCKHOLDERS OF ITEX CORPORATION (the "CORPORATION")

Ladies and Gentlemen:

David Polonitza (“Polonitza”) hereby submits this notice (this "Notice") on the date hereof  pursuant to the  requirements set forth in Article II, Section 2.6 of the Amended and Restated Bylaws  of the Corporation (attached as Exhibit 3.2 to the Form 8-K filed by the Corporation with the U.S. Securities and Exchange Commission (the "SEC") on December 19, 2008 (the  "Bylaws") of his proposal to nominate the Slate (as defined below) for election  as  directors  of  the  Corporation  at the  2010 Annual Meeting of Stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2010 Annual Meeting”).

Polonitza, is, as of the date hereof, the record owner of 200 and the beneficial owner of 127,435 shares of the Common Stock of ITEX Corporation.  Enclosed is a copy of the stock certificate showing such record ownership. Polonitza is therefore entitled to nominate persons for election as directors at the Company’s 2010 Annual Meeting.

Polonitza has changed residences and the address on the books of ITEX Corporation, 2550 Nelsonville Road, Boston, KY 40107, should be changed to 23 Retford Avenue, Cranford, NJ 07016 if not currently amended.

Polonitza hereby proposes to nominate for election as directors of the Corporation the following persons (each, a "Nominee" and collectively, the "Nominees" or the "Slate"):

Mr. Wayne P. Jones

Mr. Alnesh Mohan

Mr. Sidd Pagidipati

Polonitza believes that the terms of three (3) directors currently serving on the ITEX Board expire at the 2010 Annual Meeting.  To the extent there are in excess of three (3) vacancies on the ITEX Board to be filled by election at the 2010 Annual Meeting or if the management of the Corporation

Increases the size of the ITEX Board above its existing size, Polonitza reserves the right to nominate additional nominees to be elected to the ITEX Board at the 2010 Annual Meeting.

The information concerning Polonitza and the Nominees required by Article II, Section 2.6 of the Bylaws is set forth below:

I.            NAME AND ADDRESS OF THE STOCKHOLDER WHO INTENDS TO MAKE THE NOMINATION, AS THEY APPEAR ON THE CORPORATION'S STOCK LEDGER:

David Polonitza

Address: 23 Retford Ave., Cranford, NJ 07016

II.            NAME, AGE, BUSINESS ADDRESS AND, IF KNOWN, RESIDENCE ADDRESS OF THE NOMINEES:

•         Wayne P. Jones, 68

Business address: 555 South Floyd Street, Louisville, KY 40202

Residence address: 2000 Indian Chute, Louisville KY 40207

•         Alnesh Mohan, 39

Business address: Box 36, #1620 - 1140 West Pender Street, Vancouver, BC V6E-4G1

Residence address: #702 – 583 Beach Crescent, Vancouver, BC V6Z-3E6

•         Sidd Pagidipati, 34

Business address: 2955 SE 3rd Court, Ocala FL 34471

Residence address: 3507 Bayshore Boulevard, Unit 1201, Tampa, FL 33629

III.            PRINCIPAL OCCUPATION OR EMPLOYMENT OF THE NOMINEES:

•         WAYNE P. JONES has been a Professor of Business at the University of Louisville, College of Business & Public Administration, Louisville, Kentucky, since 1998.  Mr. Jones is past CEO of Pizza Hut Franchise Association, President of KFC Canada, Senior VP of Operations for Arby’s Restaurants, and Vice President Marketing & Development for Tumbleweed Restaurants, Inc.  He also held executive and marketing positions at the H.J. Heinz and General Mills companies.  Mr. Jones is CEO and Managing Director of The University Group, LTD, a management consultancy, and consults with a wide range of clients.  He is an active lecturer in Corporate Strategy, New Venture Creation, New Product Development, Franchising and Marketing Strategy.  He is also a Certified Expert Witness in franchising who serves as an Expert Witness in Marketing and Franchising cases.  Mr. Jones holds a Ph.D. from Marquette University and an MBA from the University of Louisville. He brings significant business and franchise experience and he will work to address ITEX’s franchise operations.

•         ALNESH MOHAN has been involved in the accounting services industry since 1994.  Mr. Mohan has served as Partner at Quantum Advisory Partners LLP, a business advisory firm, since 2005, and as Vice-Chairman and CEO of Corner Market Capital Corporation, an investment fund, since 2006.  Through Quantum Advisory Partners LLP, Mr. Mohan acts on behalf of a number of public companies and is currently CFO of Hudson Resources Inc., a publicly listed company on the TSX Venture Exchange.  Mr. Mohan has a Bachelor of Business Administration degree from Simon Fraser University and a Master’s of Science in Taxation from Golden Gate University.   Mr. Mohan has been a registered Chartered Accountant in British Columbia since 1997, and a registered Certified Public Accountant in Illinois since 2000.  Prior to his current positions at Quantum and Corner Market Capital, Mr. Mohan was a Tax Manager at KPMG from 2001-2005 consulting on corporate & personal tax compliance in Canada and the United States.  He brings significant accounting experience and he will work to address ITEX’s accounting, internal controls and internal audit issues.

•         SIDD PAGIDIPATI is the Co-Founder and former Chief Executive Officer of Freedom Health, the 3th largest Medicare Advantage health plan in Florida and one of the largest privately held health plans in the United States. Inc. Magazine recognized Freedom Health as the 7th fastest-growing private company in America in 2009 (growing over 10,000% in three years) and the 225th fastest growing company in 2010—making the Inc. 500 two years in a row.  In 2008, the Indo-US Chamber of Commerce selected Mr. Pagidipati as the Business Man of the Year.  In 2009, Mr. Pagidipati founded and became CEO of BusinessChamber.com, an online local networking company.  Prior to co-founding Freedom Health, Mr. Pagidipati worked as an investment banker at Merrill Lynch and Donaldson, Lufkin & Jenrette (DLJ), where his expertise included debt and equity financings.  Mr. Pagidipati graduated from Magna Cum Laude Georgetown University with a degree in Economics and International Relations. He brings significant business and entrepreneurial experience and he will work to improve ITEX’s business operations.

IV.            CLASS AND NUMBER OF SHARES OF STOCK OF ITEX WHICH ARE BENEFICIALLY OWNED BY THE NOMINEES AND BY THE NOMINATING STOCKHOLDER:

NAME	BENEFICIAL OWNERSHIP
• David Polonitza	127,635 shares of Common Stock, $0.01 par value.

David Polonitza has a Disclosable Interest, as defined by Article II, Section 2.6(a)(v) of the Bylaws, in 473,601 shares of Common Stock, $0.01 par value, owned by members of the “Polonitza Group” as disclosed in the Schedule 13D filed by Polonitza on December 27, 2007, as such filing was amended on March 3, 2009, September 9, 2009, April 6, 2010, June 30, 2010, and July 19, 2010.

• Wayne P. Jones	0 shares of Common Stock, $0.01 par value.
• Alnesh Mohan	94,380 shares of Common Stock, $0.01 par value.

Alnesh Mohan, by virtue of a written agreement, has the power to vote and dispose of the Common Stock held within Corner Market Capital Corporation, MPIC Fund I, LP and MPIC Canadian LP. Accordingly, Mr. Mohan may be deemed to be the beneficial owner of such shares of Common Stock. Additionally, Alnesh Mohan has a Disclosable Interest, as defined by Article II, Section 2.6(a)(v) of the Bylaws, in 11,460 shares of Common Stock, $0.01 par value, owned by Mr. Andrew Cooke, who is a director of the MPIC Fund I, LP.

• Sidd Pagidipati	0 shares of Common Stock, $0.01 par value.

Mr. Pagidipati has 0 shares of Common Stock. Mr. Sidd Pagidipati is the brother of Rahul Pagidipati.  Rahul Pagidipati, by virtue of a written agreement, has the power to vote and dispose of the Common Stock owned by him and the Common Stock held within the Pagidipati Family Limited Partnership.  Accordingly, Rahul Pagidipati may be deemed to be the beneficial owner of such shares of Common Stock.  Additionally, Rahul Pagidipati has a Disclosable Interest, as defined by Article II, Section 2.6(a)(v) of the Bylaws, in 11,800 shares of Common Stock, $0.01 par value, owned jointly by Dr.

Devaiah Pagidipati and Dr. Rudrama Pagidipati, who are partners of the Pagidipati Family, LP.

V.      ANY OTHER INFORMATION RELATING THE PROPOSED NOMINEES THAT IS REQUIRED TO BE DISCLOSED IN A PROXY STATEMENT OR OTHER FILINGS REQUIRED TO BE MADE IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR ELECTION OF DIRECTORS IN A CONTESTED ELECTION PURSUANT TO REGULATION 14A UNDER THE SECURITIES EXCHANGE ACT OF 1934:

There are no arrangements or understandings among the Nominees, other than the consents by the Nominees to serve as directors of ITEX if elected as such at the 2010 Annual Meeting, the decision to file this Notice and the arrangement to split the cost of the legal fees incurred by the Nominees in connection with this Notice.

None of the Nominees is involved in any material legal proceeding in which he is a party adverse to, or has a material interest adverse to that of the Corporation or any of its subsidiaries.
None of the Nominees has ever held any position or office with the Corporation, nor served as a Director of the Corporation.

To the best of Nominees’ knowledge, there exists no family relationship between the Nominees and any director, any other current nominee for election as director or any executive officer of the Corporation.

Presently, except as may be set forth in Item 2 above, none of the Nominees is a director or a nominee for election as director of any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Within the past ten years, no petition under the Federal bankruptcy laws or any state  insolvency law has been filed by or against, and no receiver, fiscal agent or similar court appointed officer has been  appointed for the business or property of any Nominee or (a) any partnership in which any Nominee was a general partner; or (b) any corporation of which any Nominee was an executive officer, in either case within two years before the time of such filing.

Within the past ten years, none of the Nominees has been convicted in a criminal proceeding (excluding traffic violations or other minor offenses).

Within the past ten years, none of the Nominees has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, that permanently or temporarily enjoined any of the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

Within the past ten years, none of the Nominees has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right to engage in any activity described in clause (i) of the item above, or the right to be associated with persons engaged in any such activity.

Within the past ten years, none of the Nominees has been found, by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission, to have violated any Federal or State securities law.

Within the past ten years, none of the Nominees has been found, by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission, to have violated any Federal commodities law.

Within the past ten years, none of the Nominees has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation; (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii)any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity.

Within the past ten years, none of the Nominees has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its member or persons associated with a member.

The Nominees do not currently and do not expect, (other  than pursuant to the Corporation’s existing plans and policies relating to Directors) if elected, to receive any cash compensation, bonus, deferred compensation, pension plan coverage, stock option or stock appreciation rights from the Corporation.

Neither the Nominees nor, to the best of the Nominees’ knowledge, any of the Nominees’ associates or immediate family members had or have a direct or indirect material interest in any transaction or series of similar transactions with the Corporation or any of its subsidiaries in which the amount involved exceeds $120,000 and which has occurred since January 1, 2008 or is currently proposed.

Each of the Nominees has not been an executive officer of, does not own, and did not own during 2007, 2008 or 2009 (of record or beneficially), an equity interest in excess of ten percent (10%) of any business or professional entity that has made, payments to the Corporation or its subsidiaries for property or services in excess of five percent (5%) of (i) the Corporation’s consolidated gross revenues for 2007, 2008 or 2009 or (ii) the other entity’s consolidated gross revenues for its last full fiscal year.

Each of the Nominees has not been an executive officer of, does not own, and did not own during 2007, 2008 or 2009 (of record or  beneficially) an equity interest in excess of ten percent (10%) of any business or professional entity to which the Corporation or its subsidiaries has made payments for property or services in excess of five percent (5%) of (i) the Corporation’s consolidated gross revenues for 2007, 2008 or 2009 or (ii) the other entity’s consolidated gross revenues for its last fiscal year.

Each of the Nominees has not been an executive officer of, does not own and did not during 2007, 2008 or 2009 own (of record, or beneficially), an equity interest in excess of ten percent (10%) of any business or professional entity to which the Corporation or its subsidiaries was indebted in an aggregate amount in excess of five percent (5%) of the Corporation’s total consolidated assets as of January 1, 2008.

Each of the Nominees is not, and during 2007, 2008 or 2009 was not, a member of, or of counsel to, a law firm that the Corporation retained during 2007, 2008 or 2009, or to the best of such Nominee’s knowledge, proposes to retain during the current fiscal year.

Each of the Nominees is not, and during 2007, 2008 or 2009 was not, a partner or executive officer of any investment banking firm that has performed services for the Corporation during 2007, 2008 or 2009 or that the Corporation proposes to have perform services during the current fiscal year.

Since January 1, 2008, the Nominees have not been, and to the best of the Nominees’ knowledge none of the following persons has been, indebted to the Corporation or any of its subsidiaries in an amount that exceeds $120,000: (i) any immediate family members of the Nominees; (ii) any corporation or organization of which each Nominee is an executive officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities; or (iii) any trust or estate in which each Nominee has a substantial beneficial interest or serves as a trustee or in a similar capacity.

VI.            THE EXECUTED CONSENT OF THE NOMINEES TO SERVE AS A DIRECTOR OF ITEX, IF ELECTED:

Each of the Nominees hereby consents to be named as a nominee in this Notice, to be named as a nominee in any proxy statement filed by the Corporation or Polonitza and to serve as a director of the Corporation, if so elected.

Information is set forth herein as of the close of business on September 1, 2010.  Neither the delivery of this Notice nor any delivery by any Nominee of additional information to the Corporation from and after the date hereof shall be deemed to constitute an admission by any Nominee that such delivery is required or that each and every item or any item of information is required or as to the legality or enforceability of any notice requirement or any other matter, or a waiver by any Nominee of their right to contest or challenge, in any way, the validity or enforceability of any notice requirement or any other matter (including actions taken by the Board of Directors of the Corporation in anticipation of or following receipt of this Notice).  Furthermore, if the Board of Directors of the Corporation increases the number of directors to be nominated and elected at the 2010 Annual Meeting, Polonitza reserves the right to add additional director nominees in respect of each such additional directorship.  In the event any statement or other information in this Notice is not true, or to the extent any applicable information has been omitted from this Notice, the Nominees reserve the right to correct and/or supplement any such statement or other information set forth in this Notice.

Please address any correspondence to David Polonitza at his home address or contact him by phone at 502-460-3141.

Very truly yours,
/s/ David Polonitza
DAVID POLONITZA

/s/ Wayne P. Jones
WAYNE P. JONES

/s/ Alnesh Mohan
ALNESH MOHAN

/s/ Sidd Pagidipati
SIDD PAGIDIPATI